SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Bulldog Investors General Partnership
Attn: Phillip Goldstein
60 Heritage Drive
Pleasantville, NY 10570
Phone: 914 747-5262
Fax: 914 747-2150

Check the appropriate box:
Preliminary Proxy Statement [x]
Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

Claymore Dividend & Income Fund
(Name of Registrant as Specified in Its Charter)

Bulldog Investors General Partnership
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required [x].

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials [].

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing [].

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:



PRELIMINARY PROXY STATEMENT OF BULLDOG INVESTORS GENERAL PARTNERSHIP IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF CLAYMORE DIVIDEND & INCOME FUND FOR THE ANNUAL MEETING OF SHAREHOLDERS

Bulldog Investors General Partnership ("BIGP") is sending this proxy statement and the enclosed GREEN proxy card to stockholders of Claymore Dividend & Income Fund (the "Fund") of record as of August --, 2009.
We are soliciting a proxy to vote your shares at the Annual Meeting of Shareholders (the "Meeting") which is scheduled for September 23, 2009. Please refer to the Fund's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by shareholders including the election of Directors. This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders on or about August --, 2009.

INTRODUCTION

The Fund has announced that two matters will be voted upon at the Meeting:
(1) the election of two directors, and (2) a proposal to approve a new investment management agreement between the Fund and Manning & Napier Advisors, Inc. In addition, an affiliate of ours will submit a proposal to afford common stockholders an opportunity to realize net asset value ("NAV"). We are soliciting a proxy to vote your shares FOR the election of the two nominees named below as directors, AGAINST the new investment management agreement, and FOR our affiliate's proposal to afford common stockholders an opportunity to realize net asset value.

REASONS FOR THE SOLICITATION
The Fund's long term performance has been abysmal. We believe long term shareholders, most of whom have lost an enormous amount of money, should have an opportunity to realize their loss for tax purposes without having to sell their shares at a discount from NAV. Consequently, we are seeking to elect directors that will take action to afford common shareholders an opportunity to realize the intrinsic value of their shares.

HOW PROXIES WILL BE VOTED
If you complete and return a GREEN proxy card to us and unless you direct otherwise your shares will be voted FOR the election of the nominees named below, AGAINST proposal 2, and FOR proposal 3. In addition, you will be granting the proxy holders discretionary authority to vote on any other matters that may come before the Meeting.

VOTING REQUIREMENTS

A quorum is a majority of the total shares outstanding. The common and preferred shareholders voting together will elect two directors. In order to be elected as a director, a nominee must receive the vote of a majority of
the shares represented at the Meeting and entitled to vote.   Approval of
proposal 2 will require the affirmative vote of shareholders owning the lesser of (a) 67 percent or more of the shares present at the Meeting, or
(b) more than 50 percent of the Fund's outstanding shares. Approval of proposal 3 requires the affirmative vote of a majority of the votes cast by all shareholders represented at the Meeting. An abstention or a broker non-vote will have the same effect as a vote against proposal 2 and will be ignored in determining the votes cast for or against proposal 3. Since this is a contested solicitation, we do not expect any broker non-votes.

REVOCATION OF PROXIES
You may revoke any proxy prior to its exercise by: (i) delivering a written revocation to us; (ii) executing and delivering a later dated proxy; or
(iii) voting in person at the Meeting. Attendance at the Meeting will not in and of itself revoke a proxy. There is no limit on the number of times you may revoke your proxy before it is exercised. Only your latest dated proxy will be counted.

PROPOSALS 1: ELECTION OF DIRECTORS

At the Meeting, our affiliate intends to nominate the persons named below for election as Directors. Each nominee has consented to being named in this proxy statement and to serve as a Director if elected. There are no arrangements or understandings between BIGP or any affiliate of BIGP and any nominee in connection with the nominations nor do we know of any material conflicts of interest that would prevent any nominee from acting in the best interest of the Fund. Please refer to the Fund's proxy soliciting material for additional information concerning the election of Directors.

Phillip Goldstein (born 1945); Park 80 West, Plaza Two, Suite 750,
Saddle Brook, NJ 07663 - Since 1992, Mr. Goldstein has been an investment advisor and a principal of the general partner of six investment partnerships in the Bulldog Investors group of funds. He has been a director of the following closed-end funds: Mexico Equity and Income Fund since 2000, Brantley Capital Corporation since 2001 and ASA Ltd since 2008.

Gerald Hellerman (born 1937 ); 5431 NW 21st Avenue, Boca Raton, FL 33496 - Mr. Hellerman is a director of MVC Acquisition Corp., a blank check company and is a director and Chairman of the Audit Committee of MVC Capital, Inc., a closed-end business development company. Mr. Hellerman owns and has served as Managing Director of Hellerman Associates, a financial and corporate consulting firm, since the firm's inception in 1993. He currently serves as a director, chief financial officer and chief compliance officer for the Mexico Equity and Income Fund, Inc., and is a manager and Chairman of the Audit Committee of the Old Mutual Absolute Return and Emerging Managers fund complex, which consists of six funds, a director of Brantley Capital Corporation and was a director and Chairman of the Audit Committee of AirNet Systems, Inc., an air transport company, until June 2008.

None of our nominees is an interested person of the Fund. Mr. Goldstein and his wife beneficially own -------- common shares, all of which were purchased since --------- and is a principal of several of the entities that are general partners of BIGP.

Unless instructions to the contrary are given, your proxy will be voted in favor of each of the aforementioned nominees.

PROPOSAL 2: A PROPOSAL TO APPROVE A NEW INVESTMENT MANAGEMENT AGREEMENT BETWEEN THE FUND AND MANNING & NAPIER ADVISORS, INC.

We do not believe shareholders should approve a new investment management agreement unless they are also afforded an opportunity to realize NAV. Unless instructions to the contrary are given, your proxy will be voted against of this proposal.

PROPOSAL 3: THE BOARD IS REQUESTED TO TAKE ACTION TO AFFORD SHAREHOLDERS AN OPPORTUNITY TO REALIZE NAV.

The Fund's long term performance has been abysmal. In addition, the Fund's common shares have long traded at a sizeable discount to NAV. We believe long term shareholders, most of whom have lost an enormous amount of money, should have an opportunity to realize their loss for tax purposes without having to sell their shares at a discount from NAV. This proposal, if adopted, is not binding on the board.

Unless instructions to the contrary are given, your proxy will be voted in favor of this proposal.

THE SOLICITATION

We intend to solicit proxies via mail, telephone and via the internet.
Our proxy materials are available on the following web site: http://www.bulldoginvestorstenderoffer.com/. Persons affiliated with or employed by BIGP or its affiliates may assist us in the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of common and preferred shares for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, we will bear all of the expenses related to this proxy solicitation. Because we believe that all shareholders will benefit from this solicitation, we intend to seek, subject to any applicable regulatory requirements, reimbursement of our expenses as well as last year's expenses from the Fund. Shareholders will not be asked to vote on the reimbursement of these expenses, which we estimate will total $50,000.

PARTICIPANTS

BIGP is the soliciting stockholder and owns ------ common shares. In addition, affiliates of BIGP beneficially own ------------ common shares.
Phillip Goldstein beneficially owns jointly with his wife ---------- common shares. Mr. Goldstein is a principal of each fund in the Bulldog Investors group of funds, some of which are partners of BIGP. The address of each of the aforementioned persons and entities is Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663. Other clients advised by Mr. Goldstein or his affiliates own a total of -------- common shares. All of the shares owned by the aforementioned persons and entities were acquired since -----------.
The SEC defines a "participant" in a proxy solicitation to include each person and entity named in this section and each fund in the Bulldog Investors group of private investment funds. However, only BIGP, Mr. Goldstein and Andrew Dakos, his partner in Bulldog Investors, are actively engaged in this solicitation. The SEC's unorthodox definition of a "participant" may be misleading because it suggests that a person, e.g., a nominee like
Mr. Hellerman has a greater role in the solicitation than may be the case. Nevertheless, using the SEC's definition of "participant," no participant or associate of any participant in this solicitation is or has been a party to any contract, arrangements or understanding with any person with respect to any securities of the Fund or has any arrangement or understanding with any person with respect to future employment by the Fund or any of its affiliates or to any future transactions to which the Fund or any of its affiliates will or may be a party.
LITIGATION

On January 31, 2007, the Enforcement Section of the Securities Division of the Massachusetts Secretary of State (the "Secretary") filed a complaint with the Acting Director of the Securities Division against Opportunity Partners L.P., Messrs. Goldstein, Dakos and Das and Samuels and certain related parties (the "Bulldog Parties") alleging that they violated Massachusetts law by making information about certain unregistered securities available on the Bulldog Investors website and by providing information about such investments to an individual who requested it without first determining that the individual was eligible to invest in such securities. The Enforcement
Section sought a cease and desist order, an administrative fine, and other relief. On October 17, 2007, the Acting Director issued a cease and desis order and imposed a fine of $25,000 on the Bulldog Parties.
On November 15, 2007, the Bulldog Parties appealed the Secretary's ruling to the Massachusetts Superior Court which upheld the Secretary's order in an order and opinion dated February 12, 2009. On February 25, 2009, the
Bulldog Parties filed a further appeal with the Appellate Court of Massachusetts. That appeal may be consolidated with an appeal of a lawsuit filed on March 23, 2007 by the Bulldog Parties in Massachusetts Superior
Court to enjoin the Secretary's enforcement action. A trial in the latter case was held on July 31, 2009 and a decision is pending.

August --, 2009















PROXY CARD

This proxy is solicited in opposition to the Board of Directors of Claymore Dividend & Income Fund (the "Fund") by Bulldog Investors General Partnership ("BIGP") for the Fund's 2009 Annual Meeting of Shareholders (the "Meeting"). The undersigned hereby appoints Phillip Goldstein, Rajeev Das, and Andrew Dakos and each of them, as the undersigned's proxies, with full power of substitution, to attend the Meeting and any adjourned or postponed Meeting, and to vote on all matters that come before the Meeting the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [  ].)

1. ELECTION OF TWO DIRECTORS

[  ] FOR PHILLIP GOLDSTEIN 			[  ] WITHHOLD AUTHORITY

[  ] FOR GERALD HELLERMAN 			[  ] WITHHOLD AUTHORITY

2. TO APPROVE A NEW INVESTMENT MANAGEMENT AGREEMENT BETWEEN THE FUND AND MANNING & NAPIER ADVISORS, INC.

FOR [   ]			AGAINST [   ]			ABSTAIN [   ]

3. TO REQUEST THE BOARD TO TAKE ACTION TO AFFORD COMMON AND PREFERRED SHAREHOLDERS AN OPPORTUNITY TO REALIZE NET ASSET VALUE.

FOR [   ]			AGAINST [   ]			ABSTAIN [   ]

Please sign and date below.  Your shares will be voted as directed.
If no direction is made, this proxy will be voted FOR the election of the nominees named above, AGAINST Proposal 2 and FOR Proposals 3.
The undersigned hereby acknowledges receipt of the proxy statement dated August --, 2009 of BIGP and revokes any proxy previously executed.





Signature(s)___________________________________  	Dated: _______________